EXHIBIT A

THE SECURITIES REPRESENTED BY OR PURCHASABLE UNDER THIS INSTRUMENT HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR QUALIFIED UNDER APPLICABLE STATE SECURITIES LAWS AND HAVE BEEN TAKEN FOR INVESTMENT PURPOSES ONLY AND NOT WITH A VIEW TO OR FOR SALE IN CONNECTION WITH ANY DISTRIBUTION THEREOF.  THE SECURITIES MAY NOT BE SOLD OR OTHERWISE TRANSFERRED IN THE ABSENCE OF SUCH REGISTRATION AND QUALIFICATION WITHOUT, EXCEPT UNDER CERTAIN SPECIFIC LIMITED CIRCUMSTANCES, AN OPINION OF COUNSEL FOR THE HOLDER, CONCURRED IN BY COUNSEL FOR THE COMPANY THAT SUCH REGISTRATION AND QUALIFICATION ARE NOT REQUIRED.

UNIT PURCHASE WARRANT

UNITS

GOLDEN PACIFIC HOMES, LLC

Effective Date: _______________

THIS CERTIFIES that, for value received, Boustead Securities, LLC (the “Placement Agent”), or assigns (“Holder”) is entitled, subject to the terms set forth below, to purchase from GOLDEN PACIFIC HOMES, LLC (the “Company”), a Delaware limited liability company, during the Exercise Period (as defined below) 5% of capital raise Units of Limited Liability Company Interests (“Warrant Units”) of the Company, upon surrender of this Warrant, at the principal office of the Company referred to below, with the Notice of Exercise attached hereto duly executed, and simultaneous payment in cash, check or otherwise as hereinafter provided, at the Exercise Price as set forth in Section 1.a below. The number, character and Exercise Price of the Warrant Units are subject to adjustment as provided below and all references to “Warrant Units” and “Exercise Price” herein shall be deemed to include any such adjustment or series of adjustments.  This Warrant is issued pursuant to that certain Engagement Letter dated November 9, 2016 between the Placement Agent and the Company (the “Engagement Letter”).  The term “Warrant” as used herein shall include this Warrant and any warrants delivered in substitution or exchange therefor as provided herein.

1.

Term of Warrant; Securities Covered by Units Warrant; Exercise Price.  Subject to the terms and conditions set forth herein, this Units Warrant shall be exercisable, in whole, upon the “Exercise Period”, defined below.   Notwithstanding the foregoing, if the Change of Control occurs before termination of the Exercise Period, this Warrant may likewise be exercised in full immediately prior to the Change of Control but shall thereafter be terminated and null and void if not so exercised before the Change of Control. “Change of Control” shall mean (x) merger, reorganization  or consolidation in which the Company is a constituent party or a subsidiary of the Company is a constituent party and the Company issues Units of its capital Unit pursuant to such merger, reorganization or consolidation, except any such merger, reorganization or consolidation involving the Company or a subsidiary in which the Units of capital Unit of the Company outstanding immediately prior to such merger, reorganization, or consolidation continue to represent, or are converted into or exchanged for Units of capital Unit that represent, immediately following such merger, reorganization or consolidation, at least a majority, by voting power, of the capital Unit of (1) the surviving or resulting company, or (2) if the surviving or resulting company is a wholly owned subsidiary of another company immediately following such merger or consolidation, the parent company of such surviving or resulting company; or (y) the sale, lease, transfer, exclusive license or other disposition, in a single transaction or series of related transactions, by the Company or any subsidiary of the Company of all or substantially all the assets of the Company and its subsidiaries taken as a whole, or the sale or disposition (whether by merger, consolidation or otherwise) of one or more subsidiaries of the Company if substantially all of the assets of the Company and its subsidiaries taken as a whole are held by such subsidiary or subsidiaries, except where such sale, lease, transfer, exclusive license or other disposition is to a wholly owned subsidiary of the Company.  This Units Warrant shall be exercisable to purchase the Company’s Units at an exercise price of $13.00 per Unit for an aggregate purchase price of US $3,250,000 (the “Exercise Price”) at the maximum offering amount, representing the Warrants as set forth in Section 3(b) of the Engagement Letter.

2.

Exercise of Warrant.

(a)

The purchase rights represented by this Warrant are exercisable by the Holder in whole or in part at any time (x) after the Company has completed an equity offering, under Regulation A+, of Units on, or prior to, the six (6) months anniversary date of the Effective Date and (y) thereafter within five (5) years after the Effective Date (the “Exercise Period”), by the surrender of this Warrant and the Notice of Exercise and Investment Representation Statement annexed hereto duly completed and executed on behalf of the Holder, at the office of the Company (or such other office or agency of the Company as it may designate by notice in writing to the Holder at the address of the Holder appearing on the books of the Company), upon payment in cash or by check acceptable to the Company. Such purchase rights and exercise shall be conditioned upon the truthfulness and accuracy of the representations set forth in the Investment Representation Statement; provided, however that in no event shall Holder be permitted to exercise this Warrant following and the Exercise Period shall terminate upon the date that is five (5) years after the qualification date of the Offering Statement on Form 1-A filed with the United States Securities and Exchange Commission relative to the offering and sale of the Company’s Units to which this Warrant is applicable.

(b)

This Warrant shall be deemed to have been exercised immediately prior to the close of business on the date of its surrender for exercise as provided above, and the person entitled to receive the Units issuable upon such exercise shall be treated for all purposes as the holder of record of such Units as of the close of business on such date.  As promptly as practicable on or after such date and in any event within ten (10) days thereafter, the Company at its expense shall issue and deliver to the person or persons entitled to receive the same a certificate or certificates for the number of Units issuable upon such exercise.  In the event that this Warrant is exercised in part, the Company at its expense will execute and deliver a new

Warrant of like tenor exercisable for the number of Units for which this Warrant may then be exercised.

3.

No Fractional Units or Scrip.  No fractional Units or scrip representing fractional Units shall be issued upon the exercise of this Warrant.  With respect to any fraction of a Unit called for upon the exercise of this Warrant, an amount equal to such fraction multiplied by the then current price at which each Unit may be purchased hereunder shall be paid in cash to the holder of this Warrant.

4.

Charges, Taxes and Expenses.  Issuance of certificates for Units upon the exercise of this Warrant shall be made without charge to the Holder hereof for any U.S. issue or transfer tax or other incidental expense in respect of the issuance of such certificate, all of which taxes and expenses shall be paid by the Company, and such certificates shall be issued in the name of the Holder of this Warrant or in such name or names as may be directed by the Holder of this Warrant so long as such transferees meet the investor suitability requirements set forth in this Warrant and the Investor Representation Statement; provided, however, that in the event certificates for Units are to be issued in a name other than the name of the Holder of this Warrant, this Warrant when surrendered for exercise shall be accompanied by the Assignment Form attached hereto duly executed by the Holder hereof and such transferee, together with the Investor Representation Statement; and provided further, that upon any transfer involved in the issuance or delivery of any certificates for Units, the Company may require, as a condition thereto, the payment of a sum sufficient to reimburse it for any transfer tax incidental thereto.

5.

No Rights as Unitholders.  This Warrant does not entitle the Holder hereof to any voting rights, dividend rights or other rights as a Unitholder of the Company prior to the exercise thereof.

6.

Exchange, Transfer and Registry of Warrant.    The Company shall maintain at its principle place of business a registry showing the name and address of the registered holder of this Warrant.  This Warrant may be surrendered for exchange, transfer or exercise, in accordance with its terms, at such office or agency of the Company, and the Company shall be entitled to rely in all respects, prior to written notice to the contrary, upon such registry.

7.

Loss, Theft, Destruction or Mutilation of Warrant.  Upon receipt by the Company of evidence reasonably satisfactory to it of the loss, theft, destruction or mutilation of this Warrant, and in case of loss, theft or destruction, of indemnity or security reasonably satisfactory to it, and upon reimbursement to the Company of all reasonable expenses incidental thereto, and upon surrender and cancellation of this Warrant, if mutilated, the Company will make and deliver a new Warrant of like tenor and dated as of such cancellation, in lieu of this Warrant.

8.

Saturdays, Sundays, Holidays, etc.  If the last or appointed day for the taking of any action or the expiration of any right required or granted herein shall be a Saturday or a Sunday or shall be a legal holiday, then such action may be taken or such right may be exercised on the next succeeding day not a legal holiday.

9.

Transferability and Non-negotiability of Warrant.  This Warrant may not be transferred or assigned in whole or in part without compliance with all applicable federal and state securities laws by the transferor and the transferee (including but not limited to the delivery of investment representation letters and legal opinions reasonably satisfactory to the Company validating that any such transferee meets all of the original investor suitability standards as set forth in Section 10 below, if such are requested by the Company).  Subject to the provisions of this Warrant with respect to compliance with the Securities Act of 1933, as amended (the “Act” or “Securities Act”) and all state securities laws, title to this Warrant may be transferred by endorsement (by the Holder and transferee executing the Assignment Form and transferee executing the Investment Representation Statement annexed hereto) and delivery in the same manner as a negotiable instrument transferable by endorsement and delivery.

10.

Compliance with Securities Laws.

(a)

The Holder of this Warrant represents and warrants that this Warrant and the Units or Units to be issued upon exercise hereof or conversion thereof are being acquired solely for the Holder’s own account and not as a nominee for any other party, and for investment, and that the Holder will not offer, sell or otherwise dispose of this Warrant or any Units or Units to be issued upon exercise hereof or conversion thereof except under circumstances that will not result in a violation of the Act or any state securities laws. Holder understands that no public market currently exists for the Warrant or Warrant Units (collectively, the “Securities”) and that there are no assurances that any such market will be created. Holder specifically acknowledges and understands that certificates representing the Securities will bear substantially all of the legends set forth in this Warrant, in addition to any other legends required by this Warrant or otherwise.  Holder has full power and authority to deliver these representations and warranties in relation to the Holder’s purchase of the Securities. Holder is an “accredited” investor as that term is defined under Regulation D promulgated under the Securities Act of 1933, as amended (the “Act” or “Securities Act”), and neither Holder nor any person or entity with whom Holder Units beneficial ownership of the Company’s securities, is subject to any of the “Bad Actor” disqualifications described in Rule 506(d)(1)(i) to (viii) under the Securities Act. Holder acknowledges that the Company is entitled to rely on the truth and accuracy of the foregoing representations and warranties and that the foregoing representations and warranties will survive Holder’s admission as a Unitholder of the Company. Holder acknowledges and agrees that neither the Company nor any affiliate or agent of the Company has made any representations, warranties or covenants to Holder. If Holder is not a United States person as defined by Section 7701(a)(30) of the Internal Revenue Code of 1986, as amended (the “Code”)), Holder hereby represents that Holder has satisfied itself as to the full observance of the laws of its jurisdiction in connection with any invitation to subscribe for the Securities or any use of the Warrant, including (i) the legal requirements within its jurisdiction for the purchase of the Securities, (ii) any foreign exchange restrictions applicable to such purchase, (iii) any government or other consents that may need to be obtained in connection with such purchase, and (iv) the income tax and other tax consequences, if any, that may be relevant to the purchase, holding, redemption, sale or transfer of the Securities.  Holder’s purchase and payment for and continued beneficial ownership of the Warrant Units will not violate any applicable securities or other laws of Holder’s jurisdiction. Upon exercise of this Warrant, the Holder shall, if requested by the Company, confirm in writing the foregoing representations, in a form satisfactory to the Company, including but not limited to that the Units so purchased are being acquired solely for the Holder’s own account and not as a nominee for any other party, for investment, and not with a view toward distribution or resale. Holder represents and warrants that the above acknowledgements, representations and agreements are true and accurate as of the date hereof.  Holder also agrees to inform the Company should any of the information contained in these representations and warranties cease to be true and/or accurate.  Holder acknowledges that in the event it does not inform the Company of any change to the information contained in these representations and warranties, the Company and its respective professional advisers will be entitled to continue to rely on the truth and accuracy of the foregoing representations and warranties until and including the date the Holder purchases the Securities.

(b)

This Warrant and all Units or Units issued upon exercise hereof or conversion thereof shall be stamped or imprinted with a legend in substantially the following form (in addition to any other legend required by state securities laws or the terms of this Warrant):

THE SECURITIES REPRESENTED HEREBY HAVE BEEN ACQUIRED FOR INVESTMENT AND HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR ANY APPLICABLE STATE SECURITIES LAWS, SUCH SECURITIES AND ANY SECURITIES ISSUED HEREUNDER OR THEREUNDER MAY NOT BE SOLD OR TRANSFERRED IN THE ABSENCE OF SUCH REGISTRATION OR AN EXEMPTION THEREFROM UNDER SAID ACT AND ANY OTHER APPLICABLE LAWS.

11.

 Adjustment.

(a)

Reclassification, etc.  If the Company at any time shall, by subdivision, combination or reclassification of securities, or reorganization of any kind or otherwise, change any of the securities to which purchase rights under this Warrant exist into the same or a different number of securities of any class or classes, this Warrant shall thereafter be to acquire such number and kind of securities as would have been issuable as the result of such change with respect to the securities which were subject to the purchase rights under this Warrant immediately prior to such subdivision, combination, reclassification, reorganization or other change.  If Units of the Company's Units are subdivided or combined into a greater or smaller number of Units, the purchase price under this Warrant shall be proportionately reduced in case of subdivision of Units or proportionately increased in the case of combination of Units and the number of Units purchasable under this Warrant shall be proportionally increased in the case of a subdivision and decreased in the case of combination, in all cases by the ratio which the total number of Units to be outstanding immediately after such event bears to the total number of Units outstanding immediately prior to such event.

(b)

Cash Distributions.  No adjustment on account of cash dividends or interest on the Company's Units or other securities purchasable hereunder will be made to the purchase price under this Warrant.

(c)

Authorized Units.  The Company covenants that during the period the Warrant is outstanding, it will reserve from its authorized and unissued Units a sufficient number of Units to provide for the issuance of Units upon the exercise of any purchase rights under this

Warrant.  The Company further covenants that its issuance of this Warrant shall constitute full authority to its officers who are charged with the duty of executing Unit certificates to execute and issue the necessary certificates for Units of the Company's Units upon the exercise of the purchase rights under this Warrant.

12.

Miscellaneous.

a.

Issue Date.  The provisions of this Warrant shall be construed and shall be given effect in all respect as if it had been issued and delivered by the Company on the date hereof.  This Warrant shall be binding upon any successors or assigns of the Company.  This Warrant shall constitute a contract under the laws of the State of Delaware and for all purposes shall be construed in accordance with and governed by the laws of said state.

b.

Restrictions.  The Holder hereof acknowledges that the Units acquired upon the exercise of this Warrant may have restrictions upon its resale imposed by state and federal securities laws.

c.

Holding Period: In accordance with FINRA Rule 5110(g)(1), this Warrant may not be sold by the Holder during the offering period of the Company’s Units pursuant to Regulation A or sold, transferred, assigned, pledged or hypothecated or be the subject of any hedging short sale derivative put or call transaction that would result in the effective economic disposition of the warrants by any person for a period of 180 days immediately following commencement of the offering of the Company’s Units pursuant to Regulation A except as permitted by FINRA Rule 5110(g)(2).  In connection with any public registration by the Company of its securities, and upon request of the Company or any of its underwriters managing such offering of the Company’s securities, Holder (and any assignee)  hereby agrees not to sell, make any short sale of, loan, grant any option for the purchase of, or otherwise dispose of any securities of the Company (other than those included in the registration) without the prior written consent of the Company or such underwriters, as the case may be, for such period of time (not to exceed 180 days  from the effective date of such registration as may be requested by the Company or such managing underwriters and to execute an agreement reflecting the foregoing as may be requested by the underwriters at the time of the Company’s offering (the “Public Registration Lock-Up).  Notwithstanding the foregoing, if during the last 17 days of such restricted period, the Company issues an earnings release or material news or a material event relating to the Company occurs, or prior to the expiration of the restricted period the Company announces that it will release earnings results during the 16-day period beginning on the last day of the restricted period, then, upon the request of the managing underwriter, to the extent required by any FINRA rules, the restrictions imposed by this subsection shall continue to apply until the end of the third trading day following the expiration of the 15-day period beginning on the issuance of the earnings release or the occurrence of the material news or material event.  Notwithstanding anything to the contrary provided herein, the Public Registration Lock-Up shall only apply to the Warrant Units if all officers and directors of the Company with respect to all Units owned beneficially and/or of record by all such persons are subject to substantially identical restrictions with respect to all Units owned beneficially and/or of record by such persons.

d.

Waivers and Amendments.  Any term of this Warrant may be amended with the written consent of the Company and the Holder. Any amendment effected in accordance with this Section 13 shall be binding upon the Holder, any transferee thereof and the Company.

e.

All notices, requests, consents and other communications under this Warrant shall be in writing and shall be deemed to have been duly made when made in accordance with the notice provisions under the Engagement Letter.

IN WITNESS WHEREOF, GOLDEN PACIFIC HOMES, LLC has caused this Warrant to be executed by its officers thereunto duly authorized.

Dated:  November 11, 2016

GOLDEN PACIFIC HOMES, LLC

By:____________________________

                                                     Ian Fisher

                                                     Manager